EXHIBIT 99.1

NEWS RELEASE

IPC Contact:
Stephanie Willerton
IPC New York
212.858.7960
media@ipc.com

For Immediate Release

IPC Announces Sale of Information Transport Systems Division Assets

New York, June 18, 2004 - IPC Information Systems, LLC, the leading provider of mission-critical trading floor communication systems for the global financial services industry, today announced that it has entered into an agreement to sell assets related to its Information Transport Systems (“I.T.S.”) division to a group of private investors. The I.T.S. division provides cabling infrastructure within buildings among both voice and data communications devices.

The I.T.S. sale primarily consists of the trade name, workforce, existing contracts and fixed assets for a purchase price of $0.6 million in cash. Additionally, IPC agreed to enter into a preferred supplier arrangement with the purchaser in connection with the sale.

“IPC’s growth strategy is to continue to expand our role as a strategic partner for our clients’ mission-critical communications needs, providing them with value-added products, services and consulting. The I.T.S. cabling infrastructure division is a lower margin business and was no longer a core component of IPC’s long-term growth plan,” said Lance Boxer, IPC’s chief executive officer.

The transaction is expected to close by quarter end and will be reflected as a discontinued operation. Financial expectations for the I.T.S. division for fiscal year 2004 were $46 million of revenue and $200,000 of operating income.

About IPC

IPC is a leading provider of mission-critical trading floor communication systems and network services to the global financial services industry. With more than 30 years of trading room expertise, IPC provides its systems and services to most of the world’s largest financial institutions and has more than 100,000 trading systems deployed in 50 countries. IPC offers its customers an integrated suite of products and enhanced services that include its advanced IQMX Voice over IP trading system, voice and integrated network services to 40 countries, and comprehensive business continuity planning. Based in New York, IPC has 700 employees throughout the Americas, Europe, and the Asia Pacific region. For more information visit www.ipc.com.

Statements made in this news release that state IPC’s or its management’s intentions, beliefs, expectations, or predictions for the future constitute “forward looking statements” as defined by federal securities laws, which involve significant risks and uncertainties. Many risks and uncertainties are inherent in the telecommunications equipment industry. Others are more specific to our operations. The occurrence of the events described and the achievement of the expected results depend on many factors, some or all of which are not predictable or within our control. Actual results may differ materially from results discussed in these forward-looking statements. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements, are risks associated with substantial indebtedness, leverage and debt service, risks relating to the performance of our business and future operating results, risks of competition in our existing and future markets, loss or retirement of key executives, risks related to the notes and to high yield securities generally, general business and economic conditions, market acceptance issues, including potential technology changes and the risks inherent in new product and service introductions and the entry into new geographic markets, as well as those risk factors described in our filings with the SEC.

©2004 IPC Acquisition Corp. All Rights Reserved. IPC, IQMX, and ICMX are trademarks of IPC. All other trademarks are the property of their respective owners.

#       #       #